Item 30. Exhibit (h) i. l1i

FIRST AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT is made this 18th day of January, 2013.

WHEREAS, Massachusetts Mutual Life Insurance Company (“Company”), Waddell & Reed, Inc. (“W&R”), distributor for Ivy Funds Variable Insurance Portfolios, and Ivy Funds Variable Insurance Portfolios (the “Ivy Funds VIP”) entered into said Participation Agreement dated October 25, 2012, (the “Agreement”) ; and

WHREAS, the Company, W&R and Ivy Funds VIP wish to amend the Agreement;

WHEREAS, in accordance with Section 23 of the Agreement, W&R and/or Ivy Funds VIP may unilaterally amend Exhibit A to the Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein the Agreement shall be amended as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A, attached hereto.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed the Amendment as of the date first above written.

WADDELL & REED, INC.

/s/ Thomas W. Butch
By: Thomas W. Butch
Title: President

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

/s/ Henry J. Hermann
By: Henry J. Hermann
Title: President

EXHIBIT A

Ivy Variable Insurance Portfolios Asset Strategy

Ivy Variable Insurance Portfolios Mid Cap Growth

Ivy Variable Insurance Portfolios Global Natural Resources